UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 16, 2014

Commission File Number	Registrant; State of Incorporation; Address; and Telephone Number	IRS Employer Identification Number

1-13739	UNS ENERGY CORPORATION	86-0786732
(An Arizona Corporation) 88 E. Broadway Boulevard Tucson, AZ 85701 (520) 571-4000

1-5924	TUCSON ELECTRIC POWER COMPANY	86-0062700
(An Arizona Corporation) 88 E. Broadway Boulevard Tucson, AZ 85701 (520) 571-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On May 16, 2014, UNS Energy issued a press release related to the Settlement described in Item 8.01. A copy of the press release is attached hereto as Exhibit 99.1.

Item 8.01 Other Events.

As previously reported, on January 10, 2014, UNS Energy and Fortis Inc. (Fortis) filed an application with the Arizona Corporation Commission (ACC) requesting that the ACC approve a proposed merger (Merger) in which UNS Energy would become an indirect wholly-owned subsidiary of Fortis.

Completion of the Merger is subject to: the approval of the ACC; the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; the review of the Merger by the Committee on Foreign Investment in the United States; and the satisfaction of other customary closing conditions.

On May 16, 2014, UNS Energy, Fortis, ACC Staff, the Residential Utility Consumer Office and other parties to the Merger proceedings entered into a settlement (Settlement) in which the parties agree that the Merger is in the public interest and recommend approval by the ACC, subject to certain conditions. Those conditions include, but are not limited to, the following:

•
UNS Energy shall provide benefits totaling $30 million over five years to the retail customers of its utility subsidiaries Tucson Electric Power Company, UNS Electric, Inc. and UNS Gas, Inc. (collectively, the Regulated Utilities); $10 million in year one and $5 million annually in years two through five. The amounts will be credited to customers’ bills.

•	UNS Energy and the Regulated Utilities will adopt certain ring-fencing and corporate governance provisions.

•
Dividends paid from the Regulated Utilities to UNS Energy cannot exceed 60 percent of the Regulated Utilities’ respective net income for a period of five years or until such time that their respective equity capitalization reaches 50 percent of total capital (excluding any goodwill recorded) as accounted for in accordance with U.S. Generally Accepted Accounting Principles. The dividend restrictions are contingent upon receiving necessary consents of the lenders in UNS Energy’s credit facility.

•
Fortis shall make an equity investment totaling $220 million through UNS Energy into the Regulated Utilities following closing of the Merger. However, if the Merger closes after September 30, 2014, the equity investment may be made into UNS Energy to retire debt.

The Settlement is subject to the review and approval of the ACC, which could approve, reject or require modifications to the Settlement as a condition of approval. ACC approval of the Merger must be obtained before the Merger can be completed.

All of the Merger conditions are described in the Settlement, which can be accessed through a link at http://www.uns.com/acquisition/. All documents filed with the ACC related to the Merger can be accessed on the ACC’s website at http://edocket.azcc.gov/. The docket numbers are E-04230A-140011 and E-01933A-14-0011. We are providing the website addresses of UNS Energy and the ACC solely for the information of investors and do not intend the addresses to be active links. Information contained on these websites is not part of any report filed with the SEC by UNS Energy or Tucson Electric Power.

As previously reported, on April 18, 2014, the ACC administrative law judge (ALJ) assigned to this matter issued a procedural order adopting the following schedule:

Schedule
Testimony in support/opposition to settlement agreement	June 2, 2014
Settlement agreement responsive testimony	June 13, 2014
ALJ hearing commences	June 16, 2014

UNS Energy expects the Merger to close by the end of 2014.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
99.1	UNS Energy press release, dated May 16, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 16, 2014	UNS ENERGY CORPORATION ____________________________ (Registrant) /s/ Kevin P. Larson
Kevin P. Larson Senior Vice President and Chief Financial Officer
Date: May 16, 2014	TUCSON ELECTRIC POWER COMPANY ___________________________ (Registrant) /s/ Kevin P. Larson
Kevin P. Larson Senior Vice President and Chief Financial Officer